Exhibit 99.2

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — February 21, 2019 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced that its board of directors declared a quarterly dividend of $0.095 per share, which is a $0.005 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock.  The dividend is payable on March 22, 2019 to stockholders of record at the close of business on March 11, 2019.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 128 locations in 114 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.